EXHIBIT 21

                              List of Subsidiaries
                                       Of
                               Manaris Corporation

Manaris Coporation operates the following wholly-owned subsidiaries:

      o     Avensys Inc.
      o     Chartrand Laframboise Investigation
      o     C-Chip Technologies Corporation (North America)